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                                       OMB APPROVAL

                                   OMB Number:3235-0145
                                   Expires:December 31, 1997
                                   Estimated average burden
                                   hours per form 14.90

                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549

                              SCHEDULE 13G

               Under the Securities Exchange Act of 1934
                           (Amendment No. *)


                         Telcom Semiconductor, Inc.
                           (Name of Issuer)

                              Common Stock
---------------------------------------------------------------------------
                    (Title of Class of Securities)

                               87921P107
                              (CUSIP Number)


                               February 17, 1998
          (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                         /___/     Rule 13d-1(b)
                         /_X_/     Rule 13d-1(c)
                         /___/     Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

SEC 1745 (2-96)
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CUSIP No. 87921P107           13G                      Page 2 of 8 Pages

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1    NAME OF REPORTING PERSON
     SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON

     Lawrence A. Bowman
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2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)/X/
                                                                 (b)/  /
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3    SEC USE ONLY

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4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
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       NUMBER OF         5    SOLE VOTING POWER
        SHARES                0
     BENEFICIALLY        --------------------------------------------------
       OWNED BY          6    SHARED VOTING POWER
         EACH                 1,275,259
      REPORTING          --------------------------------------------------
        PERSON           7    SOLE DISPOSITIVE POWER
         WITH                 0
                         --------------------------------------------------
                         8    SHARED DISPOSITIVE POWER
                              1,275,259
---------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     1,275,259
---------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

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11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     7.8%
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12   TYPE OF REPORTING PERSON*
     IN
---------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!
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CUSIP No. 87921P107           13G                      Page 3 of 8 Pages

---------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON

     Bowman Capital Management, L.L.C.
---------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)/X/
                                                                 (b)/  /
---------------------------------------------------------------------------
3    SEC USE ONLY

---------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
---------------------------------------------------------------------------
       NUMBER OF         5    SOLE VOTING POWER
        SHARES                0
     BENEFICIALLY        --------------------------------------------------
       OWNED BY          6    SHARED VOTING POWER
         EACH                 1,275,259
      REPORTING          --------------------------------------------------
        PERSON           7    SOLE DISPOSITIVE POWER
         WITH                 0
                         --------------------------------------------------
                         8    SHARED DISPOSITIVE POWER
                              1,275,259
---------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     1,275,259
---------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

---------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     7.8%
---------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*
     IA,00
---------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 87921P107           13G                      Page 4 of 8 Pages

ITEM 1.

     (a)  The name of the issuer is Telcom Semiconductor, Inc. ("Telcom").

     (b) The principal executive office of Telcom is located at 1300 Terra Bella, Mountain View, California, 94039.


ITEM 2.

     (a) The names of the persons filing this statement are Lawrence A. Bowman ("Bowman") and Bowman Capital Management, L.L.C. (the "LLC").

     (b) The principal business office of the persons listed in Item 2(a) is located at 1875 South Grant Street, Suite 600, San Mateo, California, 94402.

     (c) The LLC is a Delaware limited liability company. Bowman is a United States citizen.

     (d) This statement relates to shares of the Common Stock of Telcom (the "Stock").

     (e)  The CUSIP number of the Stock is 87921P107.

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CUSIP No. 87921P107           13G                      Page 5 of 8 Pages

ITEM 3. If this statement is filed pursuant to rule 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

     (a) ___ Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

     (b)  ___  Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

     (c) ___ Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

     (d) ___ Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

     (e)  ___  An investment adviser in accordance with 240.13d-
1(b)(1)(ii)(E).

     (f) ___ An employee benefit plan or endowment fund in accordance with 240.13d-1(b)(1)(ii)(F).

     (g) ___ A parent holding company or control person in accordance with 240.13d-1(b)(1)(ii)(G)

     (h) ___ A savings association as defined in section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

     (i) ___ A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

     (j)  ___  Group, in accordance with section 240.13d-1(b)(1)(ii)(J)

     If this statement is filed pursuant to 240.13d-1(c), check this box. /_X_/.


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CUSIP No. 87921P107           13G                      Page 6 of 8 Pages

ITEM 4.  OWNERSHIP.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned: see question 9 on pages 2 and 3 hereof.

     (b)  Percent of class: see question 11 on pages 2 and 3 hereof.

     (c)  Number of shares as to which the person has:

          (i) Sole power to vote or to direct the vote: see question 5 on pages 2 and 3 hereof.

          (ii) Shared power to vote or to direct the vote: see question 6 on pages 2 and 3 hereof.

          (iii) Sole power to dispose or to direct the disposition of: see question 7 on pages 2 and 3 hereof.

          (iv) Shared power to dispose or to direct the disposition of: see question 8 on pages 2 and 3 hereof.
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CUSIP No. 87921P107           13G                      Page 7 of 8 Pages


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following /___/.

Instruction:  Dissolution of a group requires a response to this item.


ITEM. 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

The LLC is an investment adviser whose clients have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Stock. No client of the LLC beneficially owns more than 5 percent of the outstanding common stock of Telcom.
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CUSIP No. 87921P107           13G                      Page 8 of 8 Pages


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

Not applicable.

ITEM 10.  CERTIFICATION

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURES

     After reasonable inquiry and to the best of my knowledge, I certify that the information set forth in this statement is true, complete and correct.

DATED:    April 2, 1998


          Lawrence A. Bowman

          By:  /s/ Amy Hoffman
               Amy Hoffman, Attorney-In-Fact


          Bowman Capital Management, L.L.C.

          By:  /s/ Amy Hoffman
               Amy Hoffman, Chief Financial Officer